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----------------                              U.S. SECURITIES AND EXCHANGED COMMISION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|     Winokur, Jr. Herbert S.            |    The WMF Group, Ltd. (WMFG)                  |                                        |
|                                        |                                                | X  Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  (Voluntary)          |                        |                                        |
|     30 East Elm Street                 |                       |  September 1998        |                                        |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        |    Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|     Greenwich,        CT       06830   |                       |                        | X  Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|  Common Stock, par value      |  9/14/98   | P  |    |   7,500        | A  | $6.1600 |   836,012       |D(1)|   (1)              |
|  $.01 per share(1)            |            |    |    |                |    |per share|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock, par value      |  9/14/98   | P  |    |    581         | A  | $6.1600 |   143,653(4)    | I  |   (2)              |
|  $.01 per share(1)            |            |    |    |                |    |per share|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock, par value      |  9/25/98   | P  |    |  101,499       | A  | $8.1039 |   836,012       |D(1)|   (1)              |
|  $.01 per share(1)            |            |    |    |                |    |per share|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|  Common Stock, par value      |  9/25/98   | P  |    |   7,858        | A  | $8.1039 |   143,653(4)    | I  |   (2)              |
|  $.01 per share(1)            |            |    |    |                |    |per share|                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
-----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
-----------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|Warrants  |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|to acquire|  N/A    |9/14/| J  |    | 240,000  |          |10/20|9/4/ |Common    | 240,000  |  (3)     | 245,000  |D(1)|  (1)     |
|Common    |         |98   |    |    |          |          | /98 | 03  |Stock     |          |          |          |    |          |
|Stock(1)  |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Warrants  |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|to acquire|  N/A    |9/14/| J  |    |  18,582  |          |10/20|9/4/ |Common    |  18,582  |  (3)     |  18,969  | I  |  (2)     |
|Common    |         |98   |    |    |          |          | /98 | 03  |Stock     |          |          |          |    |          |
|Stock(1)  |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

1.       Securities acquired and directly owned by Capricorn Investors II, L.P. ("Capricorn II"), which held
         836,012 shares and 245,000 derivative securities at September 30, 1998. The 245,000 in derivative securities directly owned by Capricorn II at September 30, 1998 consisted of (i) 240,000 warrants to acquire shares of Common Stock and (ii) 5,000 options to acquire shares of Common Stock.

2.       Beneficially owned by Mr. Winokur, who may be deemed to have a pecuniary interest in these securities owned by Capricorn II through (i) Capricorn Holdings, LLC, which is the general partner of Capricorn
         II, (ii) his limited partnership interest in Capricorn II and (iii) Winokur Family Investors, LLC
         ("WFI"), which is a limited partner of Capricorn II. WFI is controlled by Mr. Winokur and owned by Mr.
         Winokur and members of his immediate family. Other than with respect to 13,917 shares and 4,078 derivative securities, Mr. Winokur disclaims beneficial ownership of the shares and derivative securities beneficially owned by WFI.

3.       Beneficial ownership of warrant to purchase 240,000 shares (the "Warrant") was acquired September 14,
         1998 by Capricorn II in accordance with the terms of a Subscription Agreement, dated September 4, 1998, among Commercial Mortgage Investment Trust, Inc. ("CMIT"), Harvard Private Capital Holdings, Inc.,
         Capricorn II and The WMF Group, Ltd.  The Warrant had been issued previously to CMIT pursuant to a
         Credit Agreement dated September 4, 1998, between CMIT and The WMF Group, Ltd.  The Warrant cannot be exercised until October 20, 1998.  If the issuer repays the loan extended to it by CMIT pursuant to the
         Credit Agreement in whole or in part prior to October 20, 1998, the number of shares which are purchasable by the Warrant will be reduced proportionately up to a total reduction of 75% of the total shares purchasable thereunder.

4.       The total amount of securities beneficially owned by Mr. Winokur at September 30, 1998 includes 78,925 securities previously acquired and directly owned by Winokur Holdings, Inc., of which Mr. Winokur is the sole shareholder.



**Intentional misstatements or omissions of facts constitute Federal                /s/ Herbert S. Winokur, Jr.            10/9/98
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                 -------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

         Potential persons who are to respond to the collection of                Capricorn Investors II, L.P.
information contained in this form are not required to respond unless the         By: Capricorn Holdings, LLC
form displays a currently valid OMD Number                                        By: /s/ Herbert S. Winokur, Jr.          10/9/98
                                                                                      ---------------------------------  ----------
                                                                                  Name: Herbert S. Winokur, Jr.             Date
                                                                                  Title: Manager


                                 FORM 4 - ADDITIONAL REPORTING PERSON INFORMATION


1.       Name and Address of Additional Reporting Person:

         Capricorn Investors II, L.P.
         30 East Elm Street
         Greenwich, CT  06830
                                                                                                                      PAGE:  2 OF  2
                                                                                                                     SEC 1474 (7-96)
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